SUB-ADVISORY AGREEMENT

                               MFS VALUE PORTFOLIO


     This Sub-Advisory Agreement (this "Agreement") is entered into as of January 7th, 2008 by and between MetLife Advisers, LLC, a Delaware limited liability company (the "Manager"), Massachusetts Financial Services Company, a Delaware corporation (the "Sub-Adviser").

     WHEREAS, the Manager has entered into an Advisory Agreement dated as of May 1, 2003 (the "Advisory Agreement") with Metropolitan Series Fund, Inc. (the "Fund"), pursuant to which the Manager provides portfolio management and administrative services to the MFS Large Cap Value Portfolio (the "Portfolio");

     WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

     WHEREAS, the Manager desires to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Sub-Adviser agree as follows:

1.   Sub-Advisory Services.

     a. The Sub-Adviser shall, subject to the supervision of the Manager and in cooperation with any administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Portfolio. Subject to paragraph 1.g. below, the Sub-Adviser shall manage the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Fund's prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (the "Prospectus"), (2) any additional policies or guidelines established by the Manager or by the Fund's Directors that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code) and "segregated asset accounts" (as defined in Section 817 of the Code) including, but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act"), the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission ("SEC") ("SEC Positions"); provided, however, that the Manager agrees to inform the Sub-Adviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make ("Insurance Restrictions"), and to inform the Sub-Adviser promptly of any changes in such Insurance Restrictions. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Sub-Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

     b. The Sub-Adviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning transactions and performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. Subject to Section 1(g) of this Agreement, the Sub-Adviser shall as a part of complete portfolio compliance testing program, perform quarterly diversification testing under section 817(h) of the Code. The Sub-Adviser shall provide timely notice each calendar quarter that such diversification was satisfied, or if not satisfied, that the corrections were made within 30 days of the end of the calendar quarter. The Sub-Adviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested to the Directors of the Fund pursuant to Section 15(c) of the 1940 Act.

     c.   The   Sub-Adviser   shall  provide  to  the  Manager  a  copy  of  the
          Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

     d. The Sub-Adviser will consult with and assist the Portfolio's pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available.

     e. Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested.

     f. The Manager shall provide the Sub-Adviser with a list of entities with which the Sub-Adviser is restricted from engaging in transactions on behalf of the Portfolio. The Sub-Adviser shall be responsible for complying with this restricted list and any changes thereto 10 business days after its receipt.

     g. The Manager acknowledges that the Sub-Adviser is not the compliance agent for the Portfolio and does not have access to all of the Portfolio's books and records necessary to perform certain compliance testing. However, the Sub-Adviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon written instructions, if any, received from the Manager or the Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.

     h.   The  Sub-Adviser  shall be  responsible  for  commercially  reasonable expenses relating to the printing and mailing of any prospectus supplement required by the actions taken by the Sub-Adviser, including but not limited to, portfolio manager changes, disclosure changes requested by the Sub-Adviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the prospectus, where such disclosures are required under applicable law to be distributed to existing annuity contract holders and life policy holders that are invested in the Portfolio. The Manager agrees to provide a detailed invoice of such expenses not later than six months after the expenses are incurred, and the Sub-Adviser shall pay the amounts of such expenses with 60 days of receipt of such invoice from the Manager.

     i. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Sub-Adviser shall not consult with any other Sub-Adviser to the Portfolio or any Sub-Adviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and
          (b) of Rule 12d3-1 under the 1940 Act.

     j. With respect to those activities for which it performs for or on behalf of the Portfolio, the Sub-Adviser represents, warrants and agrees that the Sub-Adviser has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Sub-Adviser, and its supervisory persons, and, to the extent the activities of the Sub-Adviser could affect the Fund, by the Fund, of "federal securities laws" as defined in Rule 38a-1 under the 1940 Act), and that the Sub-Adviser has provided the Fund with true and complete copies of such policies and procedures (or summaries thereof) of the Sub-Adviser and related information requested by the Fund. The Sub-Adviser agrees to cooperate with periodic reviews by the Fund's compliance personnel of the
          Sub-Adviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of policies and procedures of the Sub-Adviser, compliance personnel may reasonably request. The Sub-Adviser agrees to promptly notify the Manager of any compliance violations detected by the Sub-Adviser that affect the Portfolio.


2.   Obligations of the Manager.

     a. The Manager shall provide (or cause the Fund's custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

     b. The Manager has furnished the Sub-Adviser a copy of the Prospectus and statement of additional information of the Portfolio and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Sub-Adviser shall not be responsible for managing the Portfolio in accordance with changes reflected in any such revision or supplement until the Sub-Adviser has received such revision or supplement. The Manager agrees to furnish the Sub-Adviser with relevant sections of minutes of meetings of the Directors of the Fund applicable to the Portfolio to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports of the Fund with respect to the Portfolio which are provided to the Portfolio's shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

3. Custodian. The Manager shall provide the Sub-Adviser with a copy of the Portfolio's agreement with the custodian designated to hold the assets of the Portfolio (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Portfolio shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall provide timely instructions directly to the Fund's custodian, in the manner and form as required by the Fund's custodian agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio's assets. The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is required by and taken in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Portfolio shall be delivered directly to the Custodian.

4. Proprietary Rights. The Manager agrees and acknowledges that the Sub-Adviser is the sole owner of the name and mark "MFS". Without the prior review and approval of the Sub-Adviser, the Manager shall not, and the Manager shall use its best efforts to cause the Fund not to, make representations regarding the Sub-Adviser in any disclosure document, advertisement or sales literature or other materials relating to the Portfolio. Upon termination of this Agreement for any reason, the Manager shall cease, and the Manager shall use its best efforts to cause the Portfolio to cease, all use of the "MFS" mark as soon as reasonably practicable.

5. Expenses. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

6. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Sub-Adviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 (or any successor regulations) under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Portfolio at prices which are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Manager shall pay the Sub-Adviser compensation at the annual rate of 0.35% of the first $250 million of the combined average net assets of the Portfolio and the MFS Value Portfolio, as series of the Met Investors Series Trust, (the "Combined Assets") during the Portfolio's then current fiscal year, 0.30% of the next $1 billion of such Combined Assets, 0.25% of the next $250 million of such Combined Assets and 0.20% of such Combined Assets thereafter. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund, however, any such waiver will have no effect on the Manager's obligation to pay the Sub-Adviser the compensation provided for herein.

8. Non-Exclusivity. The Manager and the Portfolio agree that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. The Manager and the Portfolio recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager. The Sub-Adviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Sub-Adviser receives the express agreement and consent of the Manager and/or the Fund's Board of Directors to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld.  In  such  respect,  and  only  for  this  limited  purpose,  the
     Sub-Adviser shall act as the Manager's and the Fund's agent and attorney-in-fact.

9. Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, employees or agents (the "Indemnified Parties") shall be subject to any liability to the Manager, the Fund, the Portfolio or any shareholder of the Portfolio for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties. The Manager shall hold harmless and indemnify the Indemnified Parties against any loss, liability, cost, damage, or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Portfolio that is not based on the obligations of the Sub-Adviser with respect to the Portfolio under this Agreement. The Manager acknowledges and agrees that the Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

     a. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and
          (ii) by vote of a majority of the directors of the Fund who are not interested persons of the Fund, the Manager, the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

     b. this Agreement may at any time be terminated on sixty days' written notice to the Sub-Adviser either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio;

     c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

     d. this Agreement may be terminated by the Sub-Adviser on sixty days' written notice to the Manager and the Fund, or, if approved by the Board of Directors of the Fund, by the Manager on sixty days' written notice to the Sub-Adviser; and

     e. if the Sub-Adviser requires the Portfolio to change its name so as to eliminate all references to the word "MFS" then this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the directors of the Fund who are not interested persons of the Fund, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Certain Definitions. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

13.  General.

     a. The Sub-Adviser may perform its services through any of its employees, officers or agents, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Portfolio shall perform the portfolio management duties described therein until the Sub-Adviser notifies the Manager that one or more other employees, officers or agents of the Sub-Adviser, identified in such notice, shall assume such duties as of a specific date.

     b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.


     c. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

                              METLIFE ADVISERS, LLC


                                        By: _________________________________

                                        Title: ______________________________



                              MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                        By: _________________________________

                                        Title: ______________________________